Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS RECORD

EARNINGS FOR THIRD QUARTER 2018

QUAKERTOWN, PA (October 23, 2018) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2018 of $3,211,000, or $0.92 per share on a diluted basis. This compares to net income of $2,554,000, or $0.74 per share on a diluted basis, for the same period in 2017.  For the nine months ended September 30, 2018, QNB reported net income of $9,008,000, or $2.59 per share on a diluted basis. This compares to net income of $7,800,000, or $2.27 per share on a diluted basis, reported for the same period in 2017.

For the quarter ended September 30, 2018, the annualized rate of return on average assets and average shareholders’ equity was 1.07% and 11.64%, respectively, compared with 0.89% and 9.90%, respectively, for the third quarter 2017.  For the nine months ended September 30, 2018, the annualized rate of return on average assets and average shareholders’ equity was 1.03% and 11.23%, respectively, compared with 0.94% and 10.37%, respectively, for the same period in 2017.

“QNB is pleased to report record net income and earnings per share for both quarterly and nine-month periods.  During this time, the Bank has experienced exceptional loan growth and strong deposit growth.  The number of personal and business households that we serve continues to increase.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and nine months ended September 30, 2018 totaled $8,704,000 and $26,195,000, respectively, an increase of $389,000 and $2,142,000, respectively, from the same periods in 2017. The net interest margin for the third quarter of 2018 was 3.06% compared with 3.15% for the third quarter of 2017.  Net interest margin for the nine months ended September 30, 2018 was 3.14%, a decrease of one basis point compared to the same period in 2017.  The yield on average earning assets increased 14 basis points to 3.83% for the third quarter of 2018, compared with the third quarter of 2017.  For the nine months ended September 30, 2018, the yield on average earning assets was 3.82%, compared with 3.67% for the same period in 2017.   The cost of interest-bearing liabilities increased to 0.93% and 0.83% for the quarter and nine months ended September 30, 2018, respectively, compared with 0.66% and 0.62% for the same periods in 2017.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $568,000 provision for loan losses in the third quarter of 2018, compared with $100,000 for the same period in 2017.   For the nine months ended September 30, 2018 and 2017, QNB recorded $943,000 and $700,000, respectively, in provision for loan losses.  QNB's allowance for loan losses of $8,645,000 represents 1.10% of loans receivable at September 30, 2018 compared to $7,841,000, or 1.07% of loans receivable at December 31, 2017, and $8,125,000, or 1.15% of loans receivable at September 30, 2017. Net loan charge-offs were $139,000 for the first nine months of 2018, or 0.02% annualized of total average loans, compared with net recoveries of $31,000, for the same period in 2017.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $10,890,000, or 1.39% of loans receivable at September 30, 2018, compared with $9,242,000, or 1.26% of loans receivable at December 31, 2017, and $10,437,000, or 1.48% of loans receivable at September 30, 2017.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2018, $5,156,000, or approximately 54% of the loans classified as non-accrual are current or past due less than 30 days. At September 30, 2018 commercial substandard or doubtful loans totaled $20,103,000, compared with $16,647,000 reported at December 31, 2017 and $18,064,000 reported at September 30, 2017. The increase is due primarily to the classification of a single commercial relationship as non-accrual during the quarter.

Non-Interest Income

Total non-interest income was $2,227,000 for the third quarter of 2018, an increase of $757,000, or 51.4%, compared with the same period in 2017, due to combined realized and unrealized net gains on investment securities totaling $912,000 in 2018 compared to realized net gains on investment securities of $98,000 in 2017.  Non-interest income for the nine months ended September 30, 2018 was $4,748,000, a decrease of $327,000, or 6.4%, compared to the same period in 2017.  Decreases in non-interest income for the third quarter 2018, compared with the same period in 2017, comprise: net gain on sale of loans, decreased $27,000, attributable to reduced gains on residential mortgage sales; a decrease of $10,000 in fees for services to customers from $429,000 in third quarter 2017 to $419,000 for the same period in 2018 attributable primarily to decreased overdraft charges, net of fee waivers; retail brokerage and advisory income decreased $72,000 for the third quarter of 2018 compared to the same period in 2017.  QNB terminated its contract with its third-party broker-dealer effective August 1, 2018 and entered into a similar arrangement with another third-party provider.  QNB Financial Services staff are in the process transferring accounts to the new provider’s platform and expect the transfer to be completed by year-end 2018.

These decreases in non-interest income were offset in part by a $41,000, or 9.4%, increase in ATM and debit card income to $476,000.  Other non-interest income increased $11,000, or 4.0%, to $286,000.

Non-Interest Expense

Total non-interest expense was $6,385,000 for the third quarter of 2018, increasing $194,000, or 3.1%, from $6,191,000 for the same period in 2017.  For the nine months ended September 30, 2018, non-interest expense increased $1,375,000, or 7.8%, from the same period in 2017.  Salaries and benefits expense increased $98,000, or 2.8%, to $3,612,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $190,000 to $3,169,000, or 6.4%, during the third quarter of 2018 compared to the same period in 2017.  Benefits expense decreased $92,000, or 17.2%, due primarily to medical insurance claims reimbursements, when comparing the two periods.

Net occupancy and furniture and equipment expense increased $56,000, or 5.9%, to $1,000,000 for the third quarter 2018, due primarily to increased building and furniture depreciation expense and computer software amortization and maintenance expense.  Other non-interest expense increased $40,000, or 2.3%, when comparing the third quarter of 2018 with the third quarter of 2017, with increased professional services, third- party processing, and state shares tax expense offset in part by decreases in marketing, telephone and check-card charge-off expense.

Provision for income taxes decreased $173,000, or 18.4%, to $767,000 in the third quarter 2018 due to a reduced corporate tax rate from 34% to 21%, resulting from the Tax Cuts and Jobs Act, effective January 1, 2018.  The effective tax rates for the quarter and nine months ended September 30, 2018 were 19.3% and 17.4%, respectively.  This compares with effective tax rates for the same periods in 2017 of 26.9% and 27.2%, respectively.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Assets	$1,184,389	$1,172,874	$1,172,168	$1,152,337	$1,150,363
Cash and cash equivalents	13,982	11,726	29,870	16,331	26,028
Investment securities
Debt securities	347,392	344,194	357,519	374,570	389,050
Equity securities	10,436	9,600	9,527	4,975	7,363
Loans held-for-sale	154	404	272	-	115
Loans receivable	785,962	779,886	750,187	733,283	704,214
Allowance for loan losses	(8,645)	(8,192)	(8,037)	(7,841)	(8,125)
Net loans	777,317	771,694	742,150	725,442	696,089
Deposits	1,024,565	985,726	1,006,369	993,948	1,005,445
Demand, non-interest bearing	128,089	135,482	135,040	129,212	122,696
Interest-bearing demand, money market and savings	672,467	627,525	639,078	639,554	652,310
Time	224,009	222,719	232,251	225,182	230,439
Short-term borrowings	55,923	85,646	64,879	55,756	40,176
Shareholders' equity	98,834	97,818	96,504	98,570	100,512

Asset Quality Data (Period End)
Non-accrual loans	$9,631	$6,731	$7,053	$7,921	$9,078
Loans past due 90 days or more and still accruing	-	23	-	-	5
Restructured loans	1,259	1,233	1,274	1,321	1,354
Non-performing loans	10,890	7,987	8,327	9,242	10,437
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$10,890	$7,987	$8,327	$9,242	$10,437

Allowance for loan losses	$8,645	$8,192	$8,037	$7,841	$8,125

Non-performing loans / Loans excluding held-for-sale	1.39%	1.02%	1.11%	1.26%	1.48%
Non-performing assets / Assets	0.92%	0.68%	0.71%	0.80%	0.91%
Allowance for loan losses / Loans excluding held-for-sale	1.10%	1.05%	1.07%	1.07%	1.15%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17	9/30/18	9/30/17

Interest income	$10,926	$10,562	$10,509	$9,944	$9,830	$31,997	$28,158
Interest expense	2,222	1,862	1,718	1,575	1,515	5,802	4,105
Net interest income	8,704	8,700	8,791	8,369	8,315	26,195	24,053
Provision for loan losses	568	187	188	700	100	943	700
Net interest income after provision for loan losses	8,136	8,513	8,603	7,669	8,215	25,252	23,353
Non-interest income:
Fees for services to customers	419	408	421	426	429	1,248	1,242
ATM and debit card	476	487	430	448	435	1,393	1,301
Retail brokerage and advisory income	96	105	103	61	168	304	375
Net gain (loss) on investment securities available-for-sale	181	48	85	538	98	314	962
Unrealized gain (loss) on equity securities	731	41	(246)	-	-	526	-
Net gain (loss) from trading activity	-	-	-	-	-	-	27
Net gain on sale of loans	38	37	7	59	65	82	316
Other	286	328	267	280	275	881	851
Total non-interest income	2,227	1,454	1,067	1,812	1,470	4,748	5,075
Non-interest expense:
Salaries and employee benefits	3,612	3,627	3,345	3,284	3,514	10,584	9,837
Net occupancy and furniture and equipment	1,000	1,011	958	943	944	2,969	2,705
Other	1,773	1,895	1,875	1,772	1,733	5,543	5,179
Total non-interest expense	6,385	6,533	6,178	5,999	6,191	19,096	17,721
Income before income taxes	3,978	3,434	3,492	3,482	3,494	10,904	10,707
Provision for income taxes	767	572	557	2,993	940	1,896	2,907
Net income	$3,211	$2,862	$2,935	$489	$2,554	$9,008	$7,800

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17	9/30/18	9/30/17

Share and Per Share Data:
Net income - basic	$0.93	$0.83	$0.85	$0.14	$0.74	$2.60	$2.28
Net income - diluted	$0.92	$0.82	$0.85	$0.14	$0.74	$2.59	$2.27
Book value	$28.47	$28.23	$27.94	$28.59	$29.22	$28.47	$29.22
Cash dividends	$0.32	$0.32	$0.32	$0.31	$0.31	$0.96	$0.93
Average common shares outstanding - basic	3,466,672	3,460,360	3,452,531	3,441,308	3,433,811	3,459,906	3,424,813
Average common shares outstanding - diluted	3,489,061	3,481,312	3,472,905	3,462,684	3,452,582	3,480,989	3,441,206

Selected Ratios:
Return on average assets	1.07%	0.98%	1.02%	0.17%	0.89%	1.03%	0.94%
Return on average shareholders' equity	11.64%	10.70%	11.35%	1.86%	9.90%	11.23%	10.37%
Net interest margin (tax equivalent)	3.06%	3.15%	3.22%	3.11%	3.15%	3.14%	3.15%
Efficiency ratio (tax equivalent)	57.31%	63.08%	61.42%	56.68%	60.78%	60.52%	58.47%
Average shareholders' equity to total average assets	9.20%	9.20%	9.00%	9.04%	9.01%	9.13%	9.10%
Net loan charge-offs (recoveries)	$115	$32	$(8)	$984	$10	$139	$(31)
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.06%	0.02%	0.00%	0.54%	0.01%	0.02%	-0.01%

Balance Sheet (Average)
Assets	$1,190,132	$1,166,383	$1,164,390	$1,153,827	$1,136,306	$1,173,695	$1,104,841
Investment securities (AFS & Equities)	368,807	372,850	383,317	394,144	390,438	374,938	390,862
Loans receivable	780,221	757,451	744,132	721,519	694,740	760,733	669,073
Deposits	1,023,227	987,000	983,647	998,235	986,012	998,104	950,456
Shareholders' equity	109,433	107,301	104,832	104,354	102,385	107,206	100,532